Exhibit 10.5

Certain information contained in this document, marked by ***, is filed with the SEC pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Appendix A: Biota Patents

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

Collaboration and License Agreement

Between

Biota Holdings Limited

and

Sankyo Co., Ltd.

THIS AGREEMENT, effective as of September 29, 2003, between Biota Holdings Limited (Biota), a corporation organized and existing under the laws of Victoria, Australia, with offices at 616 St. Kilda Road Melbourne, Victoria, Australia, and Sankyo Co., Ltd. (Sankyo), a joint stock company organized and existing under the laws of Japan, with offices at 3-5-1, Nihonbashi-honcho, Chuo-ku, Tokyo, Japan sets forth the agreement between the parties as follows:

Recitals

1. Biota has expertise, know-how and patents in the field of long-acting neuraminidase inhibitors (LANI Compound[s]), and has synthesized and optimized several LANI Compounds which may be suitable for preclinical and clinical development, and wishes to collaborate with a key partner in the development of LANI Compounds for Commercialization (defined below) worldwide.

2. Sankyo also has expertise, know-how and patents in the field of LANI Compounds and has developed its own LANI Compound to the extent that it has completed Phase I clinical trials of one LANI Compound in the United Kingdom, and is preparing to submit the LANI Compound for Phase II clinical trials.

3. The Parties desire to collaborate and work together, using said expertise, know-how and patents to develop and market a product or products using the compounds described above for the treatment and prevention of influenza or other viral infections.

4. The Parties have executed a Letter of Intent which is dated May 23, 2003 which outlines the basic framework upon which the Parties will work together and which is now superceded in its entirety by the agreement set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and

promises contained herein, and for other good and valuable consideration, the Parties hereto agree as follows:

Definitions

1. "Affiliate" of a Party hereto means any entity that controls, is controlled by or is under common control with such Party. For purposes of this definition, a Party shall be deemed to control another entity if it owns or controls, directly or indirectly, more than fifty percent (50%) of the voting equity of the other entity (or other comparable ownership interest for an entity other than a corporation) or if it has management control of the other entity.

2. "Agreement" means this document together with any appendixes, exhibits, schedules or specifications which are attached hereto and made a part of this document at the time of its execution, together with any amendments hereto which are signed by authorized representatives of the Parties and incorporated as a part of this document.

3. "API" means the active pharmaceutical ingredient using LANI Compounds and which is incorporated into the Products.

4. "Biota Technology" means, to the extent necessary or useful for the Development, Manufacture, use or sale of the LANI Compounds, (a) all Patents that Biota Controls as of the Effective Date or during the term of the Agreement and which shall be included in Appendix A, and (b) Information that is not included in the Patents described in the preceding clause (a) and that Biota Controls on the Effective Date or during the term of the Agreement.

5. "Clinical Development" means all clinical and regulatory work required from the Development Phase and up to Marketing Approval.

6. "Commercialization Phase" means the period after Marketing Approval through the term of the Agreement.

7. "Commercialize or Commercialization" means to promote, sell, distribute, and otherwise market a Product or Products, and to engage in Product Manufacturing.

8. "Control" means, with respect to any Information or intellectual property right, possession by a Party of the ability (whether by ownership, license or otherwise) to grant access, a license or a sub-license to such Information or intellectual property right without violating the terms of any agreement or other arrangement with any third party as of the time such Party would first be required hereunder to grant the other Party such access, license or sublicense.

9. "Development" means both the pre-clinical and clinical development of a LANI Compound.

10. "Development Candidate" means a LANI Compound listed in Appendix E or that is developed or optimized by Biota or Sankyo during the term of this Agreement and which shall be added to Appendix E, and that the Parties mutually agree is suitable for Clinical Development.

11. "Development Phase" means the period of this Agreement from the Effective Date to filing of a registration dossier for Marketing Approval.

12. "Effective Date" means the date shown in the first paragraph of this Agreement.

13. "Field" means the prevention and/or treatment of influenza virus types A and B and other viral infections with a LANI Compound.

14. "Information" means all tangible and intangible techniques, technology, practices, trade secrets, methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms relating to the LANI Products Controlled by a Party.

15. "Invention" means any idea, design, concept, technique, process, method, composition of matter or discovery, whether or not patentable, copyrightable, or otherwise protectable with intellectual property law which is conceived of, discovered, developed, created, made or reduced to practice during the term of this Agreement which is useful to the activities contemplated hereunder.

16. "LANI Compounds" means the less than once per day dosage neuraminidase inhibitor compounds set forth in Appendix D, and any such compounds which may be developed or optimized by Biota or Sankyo during the term of this Agreement and which shall be added to Appendix D.

17. "Laws" means collectively all laws, rules and regulations as amended from time to time applicable to the Development, Commercialization and Manufacture of LANI Compounds and the Product.

18. "Lead Compound" means the LANI Compound selected by the Parties for Development and Commercialization from among the Development Candidates, and which is shown in Appendix E, which may be amended from time to time as mutually agreed by the Parties.

19. "Licensee[s]" means a third party or parties which will be granted a license

from the Parties to develop, Manufacture and sell the Products in accordance with the terms and conditions which are set forth in the License Template.

20. "License Agreement" means, with respect to the Parties and a Licensee, an agreement executed between the Parties and a Licensee after negotiations based on the License Template.

21. "License Template" means the sample agreement which is attached hereto as Appendix F and which will be used to negotiate licensing terms with Licensees and which may only be modified upon mutual agreement by the Parties.

22. "Licensing Committee" means the joint committee established by Biota and Sankyo in accordance with this Agreement for the oversight and governance of the relationship between Biota and Sankyo on the one hand, and Licensees on the other.

23. "Manufacture or Manufactured" means with respect to each of API and Product, all the activities relating to production of API, LANI Compounds and/or Products, including, but not limited to, purchasing and release of raw materials, manufacturing, milling, quality control and assurance of all production steps, finishing, filling, labeling, packaging, release, holding and storage and the tests and analyses conducted in connection therewith.

24. "Marketing Approval" means any and all approvals (including, if required, price and reimbursement approvals), licenses, registrations, or authorizations of any regulatory agency, department, bureau or other government entity in a jurisdiction (or, if applicable, the European Union as a whole) that is necessary to market a Product in such jurisdiction.

25. "Net Sales" means the gross amount invoiced by a Party, its Affiliates and any respective Licensees to third parties that are not Affiliates or Licensees of the selling party (unless such Affiliate or Licensee is the end user of such Product, in which case the amount billed therefor shall be deemed to be the amount that would be billed to a third party in an arm's length transaction) for sales of Products to third parties, less the following items, as allocable to such Product (if not previously deducted from the amount invoiced): (i) trade discounts, credits or allowances; (ii) credits or allowances additionally granted upon returns, rejections or recalls (except where any such recall arises out of a Party's, its Affiliate's or Licensee's gross negligence, willful misconduct or fraud); (iii) freight, shipping and insurance charges; (iv) taxes, duties or other governmental tariffs (other than income taxes); and (v) government mandated rebates.

26. "Party" means either Biota or Sankyo. "Parties" means both Biota and

Sankyo.

27. "Patent[s]" means (a) patents filed in the country of origin, re-examinations, re-issues, renewals, extensions and term restorations, and including foreign counterparts of any of the foregoing, and (b) pending applications for patents filed in the country of origin, including, without limitation, provisional applications, continuations, continuations-in-part, divisional and substitute applications, including, without limitation, inventors' certificates, and foreign counterparts of any of the foregoing in each case to the extent they are applicable to the LANI Compounds and the Field that are owned or Controlled by a Party that either exist as of the effective date or claim Inventions owned or Controlled by a Party and that arise out of the activities contemplated under this Agreement. Existing Patents owned by Biota and Sankyo as of the Effective Date are set forth in Appendixes A and B, respectively. Any new Patents which come into existence during the term of this Agreement and which relate to a LANI Compound or Product shall be added to Appendix C (Joint Patents).

28. "Product[s]" means a finished pharmaceutical product that contains a LANI Compound.

29. "Regulatory Authority" means any health regulatory authority in any country that holds responsibility for approving applications or granting authorizations to commence human clinical testing of a drug and/or for granting regulatory Marketing Approval for a Product in such country, and any successor(s) thereto.

30. "Sankyo Technology" means, to the extent necessary or useful for the Development, Manufacture, use or sale of LANI Compounds, (a) all Patents that Sankyo Controls as of the Effective Date or during the term of the Agreement and which shall be included in Appendix B, and (b) Information that is not included in the Patents described in the preceding clause (a) and that Sankyo Controls on the Effective Date or during the term of the Agreement.

31. "Substance[s]" means compounds, compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material relating to the LANI Compounds.

1. Collaboration

1.1. The Parties will use their best efforts and work together to seek one or more Licensees to develop the Products on a worldwide basis using all the Patents, Information and Substances in order to maximize commercial return to the Parties through the safe and effective use of Products.

2. License Grants

2.1. Sankyo License

2.1.1. Biota hereby grants to Sankyo a license under the Biota Technology to develop, make, have made, use, sell, have sold, offer for sale and import Products worldwide for the Field (the "Sankyo License").

2.1.2. The Sankyo License shall be exclusive to Sankyo, except as provided hereunder, and shall include the right to sublicense under the terms and conditions provided herein.

2.2. Biota License

2.2.1. Sankyo hereby grants to Biota a license under the Sankyo Technology to develop, make, have made, use, sell, have sold, offer for sale and import Products worldwide, except in Japan, for the Field (the "Biota License").

2.2.2. The Biota License shall be exclusive to Biota, except as provided hereunder, and shall include the right to sublicense under the terms and conditions provided herein.

2.3 Immediate Disclosure and Cooperation

2.3.1 Upon execution of this Agreement, each Party will use its best efforts to immediately disclose and supply to the other Party in the English language its respective Technology, Information, Substances and any other materials that will assist the other Party in the performance of this Agreement.

2.3.2 Each Party will cooperate fully with the other Party in interpreting the materials disclosed and will assist the other Party in carrying out its duties under this Agreement.

2.4. Non-compete

2.4.1. During the term of this Agreement, unless otherwise

agreed between the Parties, each Party agrees that neither for itself or through its Affiliates will it develop, commercialize, or otherwise handle or deal with, directly or indirectly, or enter into any collaboration, license or development agreement or any other arrangement with any party other than the other Party to develop, Commercialize, or otherwise handle or deal with any Product for the Field ("Competitive Product") in any country. The restrictions in this Section 2.4.1 shall not apply to products already manufactured, distributed, sold, bought or otherwise dealt with by each Party or its Affiliates as of the Effective Date.

3. Development and Marketing Licensees

3.1. Licensing Committee

3.1.1. The Parties will collaborate to find appropriate Licensees on a worldwide basis, will negotiate and execute License Agreement(s) with the Licensees, and will establish the Licensing Committee. The Licensing Committee shall be comprised of four (4) members, with two (2) representatives appointed by each Party.

3.1.2. The Licensing Committee will oversee the selection of Licensees and the development of license terms within the scope of the License Template. Biota and Sankyo will cooperate in finding appropriate Licensees for each market and will have joint governance and equal opportunity to contribute to negotiations with Licensees through the Licensing Committee.

3.2 Meetings and decisions of Licensing Committee

3.2.1. Unless otherwise determined by the Licensing Committee, the Licensing Committee shall meet at least semi-annually alternately at locations to be determined, either Sankyo's offices in Japan or Biota's offices in California or Australia, the latter to be determined by Biota. At other times, the locations or manner of the meetings (e.g., telephone conferences) shall be determined by the Licensing Committee. All direct and indirect costs and expenses for representatives of the Parties to attend Licensing Committee meetings will be for each Party's account.

3.2.2. All actions and decisions reserved for the Licensing Committee will require the unanimous agreement of all of its members. If the Licensing Committee fails to reach unanimous agreement, then each individual member of the Licensing Committee shall have one vote to cast in resolving the matter by majority vote. If the Licensing Committee fails to reach a decision through majority vote, then the matter shall be referred to an executive at Biota and an executive at Sankyo with authority to settle the matter within thirty (30) days. If the matter is not resolved within the thirty (30) day period following submission of the matter to those executives, then the matter shall be referred to

the Chief Executive Officer of Biota and the Chief Executive Officer of Sankyo for final amicable settlement between the Parties.

3.3. Relationship with Licensees

3.3.1. The Parties will negotiate with Licensees subject to the license plans and policies determined by the Licensing Committee and within the terms and spirit of the License Template. The Parties acknowledge that Licensees may, at Licensees' discretion, implement certain activities, including but not limited to Development, Manufacture and sale of the Products subject to the terms and conditions of the License Agreement. However, to avoid confusion in dealing with Licensees, the Party who introduces the Licensee will take the lead in conducting negotiations with and supervising that Licensee, unless otherwise agreed by the Parties.

3.3.2. It is understood that both Parties have had preliminary discussions with potential Licensees and that each Party has disclosed all such discussions to the other. Each Party is encouraged to disclose to such potential Licensees the fact that the Parties have entered into this Agreement and the impact which this Agreement may have on any such discussion.

3.4. Guidance to Licensees

3.4.1. The Parties will offer their input and expertise to Licensees in accordance with the provisions of the License Template.

3.5. Commercialization Phase

3.5.1. Cooperation: The Parties agree to cooperate prior to and during the Commercialization Phase and to coordinate with, and with the exception of confidential business information, share information with the Licensee concerning any market data, marketing plans, promotional materials, labeling, selling messages, promotional strategies, pricing strategies, post-marketing studies, regulatory activities and any other regulatory, clinical or marketing data or plans.

3.5.2. Reporting: Each of Sankyo and Biota will provide the other with quarterly reports of Net Sales of the Products by such Party or its Affiliates worldwide.

4. Marketing by Sankyo and Biota

4.1. Japan

4.1.1. Sankyo may elect to have the exclusive right to market the Products in Japan, with a right to sublicense to a third party at its discretion.

4.2. USA

4.2.1. Although the parties intend to license the Products to a third party in the United States under an exclusive license, the parties will retain the right to designate a co-marketer and/or terminate the license to Licensees in the event that the Licensee does not achieve the goals agreed by the Parties and Licensees in that market. The Parties agree that either Party or its Affiliate may be designated as the co-marketer.

4.3 Other Markets

4.3.1. In all other markets where the Parties are able contractually to appoint exclusive Licensees, the Parties intend to appoint exclusive Licensees for each market, but will retain the right to terminate the Licensees and/or grant additional licenses to a third party (including, without limitation, Sankyo, Biota or one of their Affiliates) in any market, if the appointed Licensees do not meet the agreed goals in that market.

5. License Fees, Milestone Payments and Royalties

5.1. The Parties will divide all license fees, milestone payments, royalties, equity and other payments in cash or in kind (hereafter referred to as Consideration) received from Licensees on a fifty/fifty basis.

5.2. In addition, for any sales made by Sankyo in Japan or by either Party or its Affiliate in the USA, the Parties will pay each other non-refundable royalties at a rate which is fifty percent (50%) of the rate paid by any other Licensee in the same country. In the event there is no other Licensee in the country, the rate shall be fifty percent (50%) of the highest rate paid by any Licensee under this Agreement.

5.3. Records and Reports

5.3.1. The Parties agree that within sixty (60) days of the end of each calendar quarter after first commercial sale of the Product by a Party in the Territory, such party shall furnish to the other Party reports, in a form to be agreed upon, showing for the immediately preceding calendar quarter, among

other things, the gross sales and Net Sales of each Product sold and the royalties that have accrued hereunder with respect thereto and the amount of withholding taxes on the royalty payments. Such reports shall be rendered for the term of this Agreement and shall be due .

5.3.2. The Parties shall keep proper books of account with reference to their respective sales of any Product under this Agreement and with reference to any sales by Licensees that are reported to the Parties. When requested by the other Party, such books of account shall be made available at reasonable times during normal business hours for audit by a certified public accountant selected by the auditing party and acceptable to the audited party (such acceptance not to be unreasonably withheld) (including the right to inspect, copy, and make abstracts therefrom), solely for the purpose of verifying the royalties due or paid, or for determining compliance with other provisions of this Agreement. Any expense incurred by a Party conducting such audit shall be borne by said Party unless discrepancies attributable to the audited Party exceeding the cost of the audit are found, in which case the other Party shall pay the auditing party the discrepancy and reimburse the auditing Party for the costs of the audit.

5.4. The Party owing the royalty (the "Payor") shall permit its books of account or records of sale to be inspected at any reasonable time during normal business hours by a certified public accountant selected by the other Party (the "Payee") and acceptable to the Payor (such acceptance not to be unreasonably withheld) solely for the purpose of verifying the amounts due hereunder.

5.5. All payments under this Agreement shall be made payable in U.S. dollars and shall be by appropriate electronic funds transfer in immediately available funds to such bank accountant as the Payee shall designate and on a date no later than when royalty reports are due under Section 5.3.1 above. Each payment shall reference this Agreement and identify the obligation under this Agreement that the payment is to satisfy. Any and all expenses for such payment incurred by the Payee shall be borne by the Payee.

5.6. Any payments due hereunder that are not paid on or before the date such payments are due shall bear interest, at the lower of one percentage point above the Prime Rate of interest as reported in the New York edition of the Wall Street Journal on the date the payment is due or the maximum allowed by law, compounded monthly until such payment is made.

5.7. Any taxes or similar charges levied or assessed in a territory on the Payee on the royalty payments shall be borne by Payor. However, Payor has the right to deduct from the royalty payments such income taxes or charges paid thereon for which Payee is entitled to receive a credit under income tax laws in

effect as of the time payment is made. In these cases, Payor will promptly provide Payee with an original receipt for such tax payments (or a certified copy, if the original is not available). Payor's failure to provide Payee with such documentation as Payee determines is acceptable for tax purposes shall preclude Payor from deducting such taxes or charges from the gross royalty otherwise due.

5.8. Payee may require such other account statements or reports from Payor as may be reasonable.

6. Expenses

6.1. All direct and indirect costs and expenses, including travel and legal expenses associated with finding the Licensees and executing License Agreements, incurred under the negotiations with Licensees subject to the license plans and policies approved by the Licensing Committee will be borne by the Party who negotiates with the Licensees.

6.2. The Parties will negotiate with Licensee under the terms and conditions that all direct and indirect costs and expenses incurred under the activities contemplated under the License Agreement, including but not limited to Development, Manufacture and marketing of the Products, implemented by Licensees subject to the License Agreement shall be borne by Licensees as provided in the License Template.

7. Intellectual Property

7.1. Ownership and Treatment of Intellectual Properties

7.1.1. The Inventions, patent applications and the patents regarding the LANI Compounds or Products generated by Sankyo or Biota after the Effective Date of this Agreement (collectively, the "Joint Intellectual Properties") shall be owned by the Parties, jointly. Each of Biota and Sankyo shall own an undivided one-half interest in Joint Intellectual Properties, as defined under United States patent law.

7.1.2. In the case of Inventions owned jointly by the Parties in accordance with Section 7.1.1 ("Joint Inventions"), the Parties shall agree on whether or not to secure patent protection and which Party shall bear the primary responsibility for preparing, filing, prosecuting the Patents resulting therefrom. The Parties shall equally share all expenses related thereto. Each Party shall promptly render all necessary assistance reasonably requested by the other Party in applying for and prosecuting the patent applications. In the event that the Parties cannot agree whether or not to secure patent protection, the Party desiring to secure such protection may proceed to do so at its own expense and for

its own benefit, provided, however, that if the benefit proves to be to the advantage of both Parties, they shall negotiate in good faith the reasonable compensation which should be paid to the Party which has borne said expenses.

7.1.3 In the event applications for patents on Joint Inventions are filed, the Parties agree to cause, to the extent allowed by law, the inventors of such Joint Inventions to execute assignments to the Parties specifying that such Joint Inventions are to be owned equally and jointly as defined under United States patent law by the Parties.

7.2. Maintenance of Patents and Applications

7.2.1. Each Party shall, at its own expense, diligently take all steps necessary to maintain its own Patents, in full force and effect, including but not limited to a duty to diligently file and pursue any reissues and re-examinations, if applicable, and to diligently prosecute any pending patent applications. If either Party elects not to maintain any of its own Patents, it shall promptly notify the other of that election and shall, at the other Party's request, assign to the other Party all right, title and interest in and to such Patents of the first Party. In such case, the other Party shall bear the cost and responsibility for the maintenance of such Patents and the first Party shall render all necessary assistance reasonably requested by the other Party in maintaining such Patents.

7.2.2. In the event that Joint Inventions are registered, the Party who bears the primary responsibility for preparing, filing, prosecuting such Joint Inventions shall bear the primary responsibility for performing the obligation to maintain registered Patents resulting from such Joint Inventions ("Joint Patents") as set forth in Section 7.2.1. Each Party shall promptly render all necessary assistance reasonably requested by the other Party in performing such obligation. Any and all costs and expenses reasonably necessary and useful to perform such obligation on any and all Joint Patents shall be borne by both Parties equally.

7.2.3. Notwithstanding the provision of Section 7.2.1, each Party shall be relieved from its obligation to maintain its own Patents stipulated by Section 7.2.1, in the event that the Licensing Committee determines that any Products related to such Patents will not undergo Development or be Commercialized as a Development Candidate. If any Regulatory Authority grants Marketing Approval for a Product to a Party in any country, any and all costs and expenses reasonably necessary and useful to perform the obligation of the maintenances stipulated by Section 7.2.1 on any and all Patents related to such Product in said country shall be borne by both Parties equally.

7.2.4. The Parties agree to cooperate to obtain, to the fullest

extent allowed by Laws, an extension of exclusivity beyond the full term expiry date of any Patents subject to this Agreement which the Parties mutually agree may maximize commercial return of Products. The Parties shall provide all relevant patent information to the Regulatory Authority or other applicable agency as required by Laws.

7.2.5. Neither party shall take any legal action (whether by suit, proceedings or otherwise) against the other Party concerning any infringement of any Patents related to the LANI Compounds or the Products owned by the other Party during the term of the Agreement.

7.3. Patent Infringement

7.3.1. In the event that either Party is charged with the infringement of a patent or other intellectual properties, including but not limited to utility model, design or trademark owned by any third party or receives any filing of any claim or suit by any third party related to the LANI Compounds or the Products because of any of the activities necessary to the performance of its obligations under this Agreement, said Party shall notify the other Party fully and promptly in writing upon receipt of any knowledge or notice of the charge of infringement, specifying its nature and by whom it was raised. The Parties shall discuss and agree in good faith how such claim or suit should be handled, and which Party shall initiate the defense of said claim or suit. The initiating Party designated by said discussion ("Initiating Party") shall prosecute and control such claim or suit and periodically inform the other Party of its intended course of action and shall provide the other with the opportunity to comment on significant actions or elements of the Initiating Party. Neither Party shall settle any such claim or suit without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, except as provided hereafter. Any costs and expenses, including reasonable attorneys' fees, incurred by Initiating Party in defending against such claim or suit shall be borne by both Parties equally. In the event the Parties cannot agree on the strategy for such action, including settlement, etc., the Initiating Party shall make the final determination.

7.3.2. In the event that either Party becomes aware that the Patents or other intellectual property, including but not limited to utility model, design or trademark (collectively, "Intellectual Properties" in this Section) are threatened to be infringed or disputed by any third party, such Party shall notify the other Party fully and promptly in writing, specifying the nature of the threat and by whom they are threatened to be infringed or disputed. The Party owning the Intellectual Property shall have the right, but not the obligation, to control any action for infringement or defense of such third party claim against the Intellectual Properties and the other Party shall provide reasonable and diligent cooperation with said Party in all matters concerning such claim, including, if

asked, to be a named party, and shall make available any relevant records, documents, power of attorney, or information if requested to do so. All expenses (including reasonable attorneys' fees) incurred by said Party in defending its Intellectual Properties against such infringement or legal action shall be for said Party's account, and said Party shall have full control over the conduct of defense of any such action. Said Party shall also indemnify the other Party for any liability which may arise from any judgment rendered in such action. If said Party does not exercise its right to control the conduct of defense of any such action in response to any such claim within thirty (30) days of becoming aware of or being notified of such infringement, then the other Party shall have the right, but not the obligation, to bring such action. Any monetary recovery in connection with an action brought or prosecuted by a Party under this Section 7.3.2 shall be kept solely by the Party initiating such action.

7.3.3. Notwithstanding the provision of Section 7.2.1 and Section 7.2.2, and Section 7.3.2, if the Patents or Intellectual Properties that are threatened to be infringed or disputed by any third party are (i) Joint Intellectual Properties including Joint Patents, (ii) any and all Patents related to the LANI Compounds or Products developed and Commercialized that is determined conclusively by the Licensing Committee to be the Development Candidate, or (iii) any and all Patents related to the Product for which the Regulatory Authority grants Marketing Approval, the Parties shall discuss and agree in good faith how such third party claim or suit against the Patents or Intellectual Properties should be defended and which party shall initiate the defense of said claim or suit. The initiating Party designated by said discussion ("Initiating Party") shall prosecute and control such claim or suit and periodically inform the other Party of its intended course of action and shall provide the other with the opportunity to comment on significant actions or elements of the Initiating Party. Neither Party shall settle any such claim or suit without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, except as provided hereafter. Any costs and expenses, including reasonable attorneys' fees, incurred by Initiating Party in defending against such claim or suit shall be borne by both Parties equally. In the event the Parties cannot agree on the strategy for such action, including settlement, etc., the Initiating Party shall make the final determination.

7.3.4. Any monetary recovery in connection with an action brought or prosecuted by Sankyo or Biota under Sections 7.3.1 and 7.3.3 shall first be applied to reimburse each of the Parties for their out-of-pocket expenses (including reasonable attorneys' fees) in taking such action. Once the Parties have each been reimbursed for their out-of-pocket expenses, the remainder of any monetary recovery will be apportioned in proportion to damages actually incurred by the Parties.

7.4 Trademarks

7.4.1 It is the intent of the Parties that, where possible, each Product be sold under a single trademark worldwide which shall be selected by the Licensee with the approval of both Parties. It is understood that in some countries, other trademarks may be necessary or advisable or recommended by the Licensee. All trademarks used on Products under this Agreement (hereafter referred to as "Trademarks") will be owned and registered at the expense of the Licensee. (See License Template, Appendix F.) Upon any termination of the License Agreements, where Trademarks are to be returned to the Party that Controlled the LANI Compound being sold ("Originator"), the Originator may own and register that Trademark in its own name. All benefits and burdens relating to that Trademark shall be shared equally by the Parties during the term of this Agreement. If the Originator declines this right, the other Party may own and register the Trademarks in its name. Following the termination of this Agreement, and following the termination of a License Agreement in any country, either Party may use the Trademarks to sell the Products. The Party which has registered the Trademark shall cooperate with the other Party, including the execution of any necessary license agreements or other documents, to make it possible for the other Party or for both Parties, as the case may be, to market or co-promote the Products using the Trademarks.

8. Term and Termination

8.1. Term

8.1.1. This Agreement will commence on the Effective Date and continue on a country-by-country basis until the latter of (i) expiration of the last-to-expire Patent within the Biota Technology or the Sankyo Technology claiming the Manufacture, use or sale of the Products or (ii) expiration or termination of the last License Agreement.

8.2. Earlier termination

8.2.1. Either Party may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement on a country-by-country basis prior to the end of the term, by giving the other Party sixty (60) days written notice ("Notice Period") upon occurrence of any of the following events:

8.2.1.1. "Material breach" defined as the default of any material obligation hereunder by the other Party, which has not been remedied within sixty (60) days after one Party sends written notice detailing the substance of the default to the defaulting Party, or

8.2.1.2. "Insolvency" meaning the insolvency, bankruptcy, dissolution or liquidation of the other Party, where such Party is subject to the filing or consents to the filing of a petition under any bankruptcy or insolvency law or has any such petition filed against it which has not been dismissed within ninety (90) days of such filing, appointment of a trustee, administrator, or receiver for all or substantially all of the assets of such Party, or assignment of the assets of such Party for the benefit of creditors, or attachment or expropriation of the business or assets of such Party, or

8.2.1.3. "Marketing Failure" meaning that the Product may not be sold as a result of a recall or market withdrawal and such inability to sell the Product continues for a period of twelve (12) months;

8.2.2. The right of a Party to terminate this Agreement as provided in this Section 8.2 shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

8.3. Rights on termination

8.3.1. If either Party terminates this Agreement pursuant to Section 8.2, in those countries where such termination takes effect:

(a) all rights to the LANI Compounds and all relevant Patents, licenses and other rights granted or assigned to either Party at any time under this Agreement (collectively, "Rights") shall revert to the original Party; and

(b) both parties may use the Joint Intellectual Properties without any limitation and grant a license to any third party under the Joint Intellectual Properties without the prior written consent of the other Party. If either Party desires to acquire the other Party's right, title or interest in and to the Joint Patents, said Party may acquire such rights by paying to the other Party the amount which is agreed in good faith negotiation by the Parties in consideration of the transfer of such rights; and

(c) the Party who terminates this Agreement pursuant to Section 8.2. ("Terminating Party") and the other party shall negotiate in good faith a mechanism to allow the non-terminating Party, should it so wish, to continue to Develop, Manufacture, file for Marketing Approval, use, sale, offer for sale the Product in such country.

8.3.1.1. Without prejudice to any exclusive license granted herein, a Party that grants a license to a third party under a Joint Invention shall obtain the prior written consent of the other Party to such a license, such consent not to be unreasonably withheld or delayed.

8.3.2. The provisions of Section 8.3.1 and this Section 8.3.2 shall survive the termination for any reason of this Agreement. Except as specifically provided in this Agreement, neither Party shall be liable to the other based on, or as a result of, the termination of this Agreement as provided herein, whether in loss of good will, anticipated profits or otherwise.

9. Confidentiality

9.1. During the term of this Agreement and for a period of seven (7) years thereafter, each Party (a) shall hold the Technology, the Information and any marketing and other confidential information, whether in written, oral, visual, or machine readable form disclosed by either Party to the other under this Agreement (the "Confidential Information") and the Substances supplied by either Party to the other under this Agreement in confidence with the same degree of care it maintains the confidentiality of its own Confidential Information and Substances, (b) shall not disclose such Confidential Information and make Substances available to any third party without the prior written consent of the disclosing Party, and (c) shall not use such Confidential Information and Substances other than for exercising its rights and/or performance of its obligation under this Agreement except for any information which is evidenced that:

(i) was in the receiving party's possession at the time of disclosure,
(ii) was publicly known at the time of such disclosure,
(iii) becomes publicly known through no default of the receiving party,
(iv) was obtained legally by the receiving Party from a duly authorized third party, or
(v) was independently discovered without the aid or application of the information received.

9.2. Each Party may disclose the Confidential Information and make the Substances available only to those of its employees, contractors, and agents who have a need to know such Confidential Information and the Substances to implement the terms of this Agreement. The Parties agree to take reasonable precautions to preserve the confidential, proprietary or secret status of the Confidential Information and Substances and shall require that each of their respective employees, contractors, and agents understand and agree in writing to treat and to hold such Confidential Information and Substances in confidence consistent with the provisions herein.

9.3. Within thirty (30) days of the date of termination of this Agreement for any reason, the Parties shall provide each other with written notice specifying that through reasonable care and to the best of its knowledge: (a) all Confidential Information embodied in whole or in part in documents,

materials, things, and copies thereof have been destroyed or returned to the other Party, (b) the originals and all copies of any machine-readable documentation containing any portion of the Confidential Information have been destroyed or returned to the other Party, (c) all remaining Substances supplied by the either Party have been returned to the other Party or destroyed, unless otherwise agreed in writing between the Parties, and (d) all use of the Substances by the returning Party has ceased.

9.4. Neither Party may issue any press release, publication, or any other public announcement relating to this Agreement, the LANI Compounds or the Product without obtaining the other Party's prior written approval, which approval shall not be unreasonably withheld or delayed. The Parties shall in good faith prepare mutually acceptable announcements prior to such release, publication or announcement. Notwithstanding any of the foregoing, each Party may use the substance of previously approved public announcements and the substance of other public announcements of the other Party without prior notice.

10. Representations and Warranties

10.1. Each Party represents and warrants to the other that it possesses all of the requisite power and authority to enter into this Agreement and to perform each and every term, provision, and obligation of this Agreement, and that neither the execution or delivery of this Agreement nor the performance of the terms of this Agreement will conflict with or result in a breach of the terms, provisions, or obligations of, or constitute a default under, any other agreement or instrument under which such Party is obligated.

10.2. Each Party warrants that it is the owner of all right, title, and interest in the Patents and Information being licensed under this Agreement and that it has the right to grant the licenses described in this Agreement.

10.3. Notwithstanding the warranties of Section 10.1 and 10.2 above, neither Party warrants or makes any representation that the Patents are valid and enforceable, or that the Manufacture or sale of the Product or the LANI Compounds which are described and claimed in the Patents will not infringe the patent rights of others.

10.4. Each Party represents that it has not granted, and agrees that during the term of this Agreement it will not grant, to any other person, firm, or corporation any right or license with respect to the LANI Compounds which is described and claimed in the Patents.

10.5. Each Party warrants that there is no action, suit, investigation, claim, arbitration, or litigation pending, or to its knowledge, threatened against,

affecting, or involving said Party before any court, arbitrator, or governmental authority that is reasonably likely to result in a material adverse effect on the other Party's performance of its obligations under this Agreement.

10.6. Each Party warrants represents, and covenants that to the best of its actual knowledge after reasonable scientific investigation that,

(a) prior to the execution of this Agreement, the data that it has delivered to the other relating to the Information is scientifically true and accurate in all material respects, and that such data (i) contains no material errors or omissions, (ii) was compiled and prepared on a basis consistent with good scientific practices as applied by such Party, and (iii) presents fairly the condition of the Information and the LANI Compounds; and

(b) as of the Effective Date, that it has utilized its own scientific, marketing and distribution expertise and experience to analyze and evaluate both the scientific and commercial value of the Information and LANI Compound and has solely relied on such analysis and evaluations in deciding to enter into this Agreement; and

(c) after the Effective Date, the data that it will deliver to the other relating to the Technology will be scientifically true and accurate in all material respects, and that such data (i) will contain no material errors or omissions, (ii) will be compiled and prepared on a basis consistent with good scientific practices as implemented by such Party, and (iii) will present fairly the condition of the Information and the LANI Compounds and Products.

10.7. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THIS AGREEMENT.

10.8. SUBJECT TO ARTICLE 13, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER.

10.9. Sections 10.6, 10.7 and 10.8 shall survive any termination or expiration of this Agreement.

11. Liability and Indemnity

11.1. Sankyo shall indemnify, defend and hold harmless Biota, and its employees, agents, officers, directors, permitted licensees, successors and permitted assigns (collectively, the "Biota Indemnified Parties"), from and against any and all costs, liabilities, judgments, obligations, losses, expenses and damages (including reasonable attorneys' fees and expenses) of whatsoever kind or nature (collectively, "Losses") incurred by or imposed upon any Biota Indemnified Party as a result of any claims, actions, suits or proceedings (collectively, "Claims") arising out of or related to, in any way, the licensing, Development, Manufacture, marketing, promotion, importation, sale or other use (collectively, "Use") of the Product in any country by Sankyo pursuant to this Agreement or otherwise, regardless of whether such Claims or Losses are based upon theories of contract, tort, product liability, strict liability, infringement of any patent, trademark, trade name, logo, service mark, trade dress, trade secret, or any other legal or equitable theory; provided, however, that Sankyo shall have no obligation to indemnify Biota for Losses proven to have been caused solely from an intentional wrongdoing, negligent or grossly negligent omission by Biota.

11.2. Biota shall indemnify, defend and hold harmless Sankyo, and its employees, agents, officers, directors, permitted licensees, successors and permitted assigns (collectively, the "Sankyo Indemnified Parties"), from and against any and all costs, liabilities, judgments, obligations, losses, expenses and damages (including reasonable attorneys' fees and expenses) of whatsoever kind or nature (collectively, "Losses") incurred by or imposed upon any Sankyo Indemnified Party as a result of any claims, actions, suits or proceedings (collectively, "Claims") arising out of or related to, in any way, the licensing, Development, Manufacture, marketing, promotion, importation, sale or other use (collectively, "Use") of the Product in any country by Biota pursuant to this Agreement or otherwise, regardless of whether such Claims or Losses are based upon theories of contract, tort, product liability, strict liability, infringement of any patent, trademark, trade name, logo, service mark, trade dress, trade secret, or any other legal or equitable theory; provided, however, that Biota shall have no obligation to indemnify Sankyo for Losses proven to have been caused solely from an intentional wrongdoing, negligent or grossly negligent omission by Sankyo.

11.3. Each Party shall give prompt written notice to the other of any Claim asserted against such Party (in such capacity, the "Notifying Party") arising from or relating to the Product, regardless of whether the Notifying Party is entitled to seek indemnification from the other Party pursuant to either Section 11.1. or 11.2. The Parties shall, subject to the execution of an appropriate non-disclosure agreement, reasonably consult with, and share information with, each other regarding such Claim and shall reasonably cooperate and assist each other in the event that the Notifying Party wishes to pursue any claim against any third party in connection therewith, in each case at the sole cost and expense

of the Notifying Party. Each sublicense agreement entered into by a Party relating to any Product in accordance herewith shall contain a provision substantially similar to that set forth in this Section 11.3.

11.4. SUBJECT TO ARTICLE XIII (13), NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER, UNLESS SUCH DAMAGES ARE INFLICTED AS A RESULT OF THE GROSS NEGLIGENCE OR INTENTIONAL WRONGDOING OF THE OTHER PARTY.

12. Amendment

12.1. Except as otherwise provided in this Section, all amendments to this agreement must be in writing and signed by authorized representatives of both parties.

12.2. The Parties may agree in writing from time to time to add Development Candidates to this Agreement. This Agreement shall take effect with respect to such compounds whether or not they have been formally added to Appendix E, and all obligations of the Parties shall attach from such time as described therein.

13. Governing Law and Jurisdiction

13.1 Any claim, dispute or controversy of whatever nature arising out of or relating to this Agreement, including without limitation, any action based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement shall be construed in accordance with the laws of New York without regard to its conflict of law principles.

13.2 The Parties shall first negotiate in good faith to resolve any disputes which arise under this Agreement, but failing amicable solution, all unresolved disputes shall, at the request of either Party, be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with said Rules. The venue of the Arbitration shall be New York. The language of the arbitration shall be English.

14. Force Majeure

14.1. Neither Party hereto shall be liable for any failure or delay in performance of this agreement occasioned in whole or in part by acts of God, strike, lock-out, fire, earthquake, epidemic, inability to obtain materials or shipping space, breakdown, delay of carrier or regulation of any government or any other cause beyond its control, provided that said Party has exercised due and reasonable care and its best efforts to avoid any of the above-mentioned events.

15. Notices

15.1. Any notice or report pursuant to this Agreement shall be deemed duly given if delivered personally, sent by airmail, international recognized courier service, electronic mail (provided such electronic mail is followed by facsimile confirmation in accordance with this Section 15) or facsimile, addressed to the other Party at the address or facsimile number set forth below, or to such other address or facsimile number as shall have theretofore been furnished by one Party to the other in accordance with this Section, and shall be deemed to have been given when sent.

If to Sankyo:	Sankyo Company, Limited 3-5-1 Nihonbashi-Honcho, Chuo-ku, Tokyo 103-8426, Japan Attention: Director, Licensing Department Fax: +81-3-5255-7086 Telephone: +81-3-5255-7084 e-mail: moriaki@hq.sankyo.co.jp
If to Biota:	Biota Holdings Limited Level 4, 616 St Kilda Road Melbourne 3004, Australia Attention: Chief Executive Officer Fax: +61-3-9529-2261 Telephone: +61-3-9529-2311 e-mail: info@biota.com.au

16. Assignment of Rights and Obligations

16.1. Either Party may assign all or any part of this Agreement to any Affiliate. In all other respects, neither Party shall voluntarily or by operation of law assign, hypothecate, give, transfer, mortgage, sublet, license, or otherwise transfer or encumber all or part of its rights, duties, or other interests in this Agreement or the proceeds thereof (collectively, "Assignment") in whole or in part to any third party without prior written consent of the other. Any attempt to make an Assignment in violation of this provision shall be a material default under this

Agreement and any Assignment in violation of this provision shall be null and void.

17. Entire Agreement

17.1. This Agreement, together with the Confidential Disclosure Agreement dated January 7, 2003, as amended August 5, 2003, and the Appendixes attached hereto, set forth the entire agreement and understanding between the Parties as to the subject matter hereof, and supercedes all agreements and understandings between the parties as to the subject matter, whether oral or in writing.

18. No Implied Waiver

18.1. No failure or delay on the part of either Party to exercise any right under this Agreement or provided for by Laws shall impair, prejudice or constitute a waiver of such right.

19. Severability

19.1. If and to the extent that any court or tribunal of competent jurisdiction holds any of the terms, provisions or conditions of this Agreement or parts thereof, or the application hereof to any circumstances, to be illegal, invalid or unenforceable in a final non-appealable order, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (iv) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

20. No License

20.1. Nothing in this Agreement shall be deemed to constitute the grant of any license or other right in either Party to the other Party in respect of any product, patent, trademark, confidential information, trade secret or other data or any other intellectual property of the other Party except as expressly set forth herein.

21. Headings

21.1. The headings for each article and section in this Agreement have

been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section nor to be used in construing or interpreting any of the provisions of this Agreement.

22. Appendixes

22.1. All Appendixes to this Agreement are by this reference incorporated herein and made a part of this Agreement.

23. Counterparts

23.1. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and effective as of the date first indicated above.

BIOTA HOLDINGS LTD.	SANKYO CO., LTD
By [signature]	By [signature]
Name PETER L. MOLLOY	Name Kouichirou Yamaguchi
Title CEO	Title Executive Corporate Officer
Date OCT 2 2003	Date Oct. 1, 2003

List of Appendixes

[***]

[***]

[***]

[***]

Appendix C: Joint Patents

None as of the Effective Date of the Agreement)

Appendix D: LANI Compounds

Sankyo Compounds

R-118958

Biota Compounds

BTA938

BTA978

BTA929

Appendix E: Development Candidates and Lead Compound

Sankyo's Compounds:

R-118958(Lead Compound)

Biota's Compounds

BTA938

BTA978

BTA929

APPENDIX F

License Template

Between

Biota Holdings Limited

and

Sankyo Co., Ltd.

This License Template sets forth the basic understanding of Sankyo and Biota relating to the License Agreement to be executed with a Licensee or Licensees pertaining to the co-licensing of a Product or Products. This License Template shall be binding on both Sankyo and Biota. The terms of any Co-Licensing Agreement shall be consistent with the terms as described below.

* * *

THIS AGREEMENT, effective as of ____________, 20 between **Biota Holdings Limited ("Biota"),** a corporation organized and existing under the laws of Victoria, Australia, with offices at 616 St. Kilda Road Melbourne, Victoria, Australia, and **Sankyo Co., Ltd. ("Sankyo"),** a joint stock company organized and existing under the laws of Japan, with offices at 3-5-1, Nihonbashi-honcho, Chuo-ku, Tokyo, Japan (collectively Biota and Sankyo are referred to as the "Licensors") on the one hand; and

[Licensee Name], a corporation organized and existing under the laws of (the "Licensee)

sets forth the agreement between the Licensors and the Licensee as follows:

Recitals

1. Biota and Sankyo both have expertise, know-how and patents in the field of long-acting neuraminidase inhibitors (LANI Compound[s]), and have synthesized and optimized several LANI Compounds which may be suitable for clinical development and commercialization worldwide as pharmaceutical products for human consumption.

2. Biota and Sankyo have executed a Collaboration and License Agreement under which the Licensors have agreed to pool their respective LANI Compound patents and technology and to collaborate and work together to license the LANI Compounds to one or more third parties for development and marketing.

3. Licensee has expertise and knowledge in the area of commercializing and marketing pharmaceutical products for human consumption and further desires to receive a license to develop and commercialize the LANI Compounds for the treatment and prevention of influenza or other viral infections.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, all of the Parties hereto agree as follows:

Definitions

1. "Affiliate" of a Party hereto means any entity that controls, is controlled by or is under common control with such Party. For purposes of this definition, a Party shall be deemed to control another entity if it owns or controls, directly or indirectly, more than fifty percent (50%) of the voting equity of the other entity (or other comparable ownership interest for an entity other than a corporation) or if it has management control of the other entity.

2. "Agreement" means this document between the Licensee and the Licensors together with any exhibits, schedules or specifications which are attached hereto and made a part

of this document at the time of its execution, together with any amendments hereto which are signed by authorized representatives of the Parties and incorporated as a part of this document.

3. "API" means the active pharmaceutical ingredient using LANI Compounds and which is incorporated into the Products.

4. "API Manufacturing Development" means any raw material acquisition, process development and scale-up required to provide API of suitable quantity and quality for the agreed Clinical Development.

5. "Biota Technology" means, to the extent necessary or useful for the Development, Manufacture, use or sale of the LANI Compounds, (a) all Patents that Biota Controls as of the Effective Date or during the term of the Agreement and which shall be included in Appendix , and (b) Information that is not included in the Patents described in the preceding clause (a) and that Biota Controls on the Effective Date or during the term of the Agreement.

6. "Clinical Development" means all clinical and regulatory work required from the Development Phase and up to Marketing Approval.

7. "Commercialization Phase" means the period after Marketing Approval through the term of the Agreement.

8. "Commercialize or Commercialization" means to promote, sell, distribute, and otherwise market or promote a Product or Products, and to engage in Product Manufacturing for purposes of sale to a consumer.

9. "Competitive Product" means a product that is an antiviral agent targeted against influenza.

10. "Control" means, with respect to any Information or intellectual property right, possession by a Party of the ability (whether by ownership, license or otherwise) to grant access, a license or a sub-license to such Information or intellectual property right without violating the terms of any agreement or other arrangement with any third party as of the time such Party would first be required hereunder to grant the other Party such access,

license or sublicense.

11. "Co-Promotion" means the relationship in a country or countries in which two or more Parties to this Agreement collaborate in their promotional efforts to maximize sales of the Product under the same Trademark and a consistent marketing strategy and one Party books sales of the Product within that country.

12. "Co-Market" means the relationship in a country or countries in which two or more Parties to this Agreement market Products under different Trademarks, separate marketing channels and separate distribution channels, and in which both Parties book sales of the Product within that country.

13. "Development" means both the pre-clinical and clinical development of a LANI Compound.

14. "Development Candidate" means a LANI Compound from Appendix [ ] or another LANI compound that is developed or optimized by the Licensee during the term of this Agreement and that the Licensee determines is suitable for Clinical Development with the consent of the Licensors, which consent shall not be unreasonably withheld.

15. "Development Phase" means the period of this Agreement from the Effective Date to filing of a registration dossier for Marketing Approval.

16. "Development Plan" means a plan for developing the Products which is created and approved by the PDC on behalf of the Parties and which will guide the Parties in giving oversight and direction to the Licensees in developing the Products. The Development Plan shall be included as Appendix to this Agreement, which may be amended from time to time as agreed by the Parties.

17. "Effective Date" means the date shown in the first paragraph of this Agreement.

18. "Field" means the prevention and/or treatment of influenza virus types A and B and other viral infections with a LANI Compound.

19. "First Commercial Sale" means the date on which the Product is first shipped by a Party to third parties for commercial sale in a country in the Territory.

20. "Information" means all tangible and intangible techniques, technology, practices, trade secrets, methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms relating to the LANI Products.

21. "Invention" means any idea, design, concept, technique, process, method, composition of matter or discovery, whether or not patentable, copyrightable, or otherwise protectable with intellectual property law which is conceived of, discovered, developed, created, made or reduced to practice during the term of this Agreement which is useful to the activities contemplated hereunder.

22. "LANI Compounds" means the less than once per day dosage neuraminidase inhibitor compounds set forth in Appendix _, which may be amended from time to time as agreed by the Parties..

23. "Laws" means collectively all laws, rules and regulations as amended from time to time applicable to the Development, Commercialization and Manufacture of LANI Compounds and the Product.

24. "Lead Compounds" means the LANI Compounds selected by the Parties for Development and marketing and shown in Appendix __ to the Agreement, which may be amended from time to time as agreed by the Parties.

25. "Licensors" means Sankyo and Biota.

26. "Licensed Patents" means those patents owned or controlled by either Sankyo or Biota, or Sankyo and Biota collectively as described on Appendix [ ].

27. "Manufacture or Manufactured" means with respect to each of API and Product, all the activities relating to production of API, LANI Compounds and/or Products, including, but not limited to, purchasing and release of raw materials, manufacturing, milling, quality control and assurance of all production steps, finishing, filling, labeling, packaging, release, holding and storage and the tests and analyses conducted in connection therewith.

28. "Marketing Approval" means any and all approvals (including, if required, price and reimbursement approvals), licenses, registrations, or authorizations of any regulatory agency, department, bureau or other government entity in a jurisdiction (or, if applicable, the European Union as a whole) that is necessary to market a Product in such jurisdiction.

29. "Net Sales" means the gross amount invoiced by a Party, its Affiliates and any respective Licensees to third parties that are not Affiliates or Licensees of the selling party (unless such Affiliate or Licensee is the end user of such Product, in which case the amount billed therefore shall be deemed to be the amount that would be billed to a third party in an arm's length transaction) for sales of Products to third parties, less the following items, as allocable to such Product (if not previously deducted from the amount invoiced): (i) trade discounts, credits or allowances; (ii) credits or allowances additionally granted upon returns, rejections or recalls (except where any such recall arises out of a Party's, its Affiliate's or Licensee's gross negligence, willful misconduct or fraud); (iii) freight, shipping and insurance charges; (iv) taxes, duties or other governmental tariffs (other than income taxes); and (v) government mandated rebates.

30. "Party" means Biota, Sankyo or a Licensee. "Parties" mean Biota, Sankyo and the Licensee.

31. "Patent[s]" means (a) patents filed in the country of origin, re-examinations, re-issues, renewals, extensions and term restorations, and including foreign counterparts of any of the foregoing, and (b) pending applications for patents filed in the country of origin, including, without limitation, provisional applications, continuations, continuations-in-part, divisional and substitute applications, including, without limitation, inventors' certificates, and foreign counterparts of any of the foregoing in each case to the extent they are applicable to the LANI Compounds and the Field that are owned or Controlled by a Party that either exist as of the effective date or claim Inventions owned or Controlled by a Party and that arise out of the activities contemplated under this Agreement. Existing Patents are set forth in Appendix [redacted] to this Agreement. Any new Patents which come into existence during the term of this Agreement shall be added to Appendix [redacted].

32. "Product[s]" means a finished pharmaceutical product that contains a LANI Compound.

33. "Product Development Committee" (PDC) means the joint committee established by the Parties in accordance with this Agreement which will oversee the Development of the LANI Compounds and Products in accordance with Article 3.

34. "Regulatory Authority" means any health regulatory authority(ies) in any country that holds responsibility for approving applications or granting authorization to commence human clinical testing of a drug and/or for granting regulatory Marketing Approval for a Product in such country, and any successor(s) thereto.

35. "Sankyo Technology" means, to the extent necessary or useful for the Development, Manufacture, use or sale of LANI Compounds, (a) all Patents that Sankyo Controls as of the Effective Date or during the term of the Agreement and which shall be included in Appendix ___, and (b) Information that is not included in the Patents described in the preceding clause (a) and that Sankyo Controls on the Effective Date or during the term of the Agreement.

36. "Substance[s]" means compounds, compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material relating to the LANI Compounds.

37. "Territory" means the countries listed in Appendix ___ .

38. "Trademark" means the trademark or trademarks selected by the Licensee and approved in writing by the Licensors for use in connection with the commercialization, promotion and marketing of the Product in one or any of the countries in the Territory.

1. License Grant

1.1. Grant of Patent License. Until the last-to-expire Patent within the Territory expires the Licensors hereby grant to the Licensee under the Patents and Information owned by the Licensors, an exclusive license to develop, make, use, sell, offer for sale, and import the Product in the Field in each country in the Territory. For purposes of this Section 1, the term "exclusive" means to the exclusion of all other parties in the Territory, including Licensors.

1.2. Grant of Trademark License. After the last-to-expire Patent within the Territory expires, the Licensors shall grant to the Licensee under the Trademark owned by the Licensors, an exclusive license to use sell, offer for sale and import the Product in each country in the Territory.

1.3. Sublicenses. The licenses granted to the Licensee in Section 1.1 shall include the right to grant sublicenses to its Affiliates, in whole or in part; *provided, however, that* the Licensee shall be strictly liable for the performance of its Affiliates. The licenses granted to the Licensee in Section 1.1 and Section 1.2 shall not include the right to grant sublicenses to any third parties (other than a Licensee Affiliate) without the prior written consent of the Licensors.

1.4. Licensee Diligence. The Licensee shall diligently work to develop the LANI Compounds and to market the Product in such a way as to maximize Net Sales and operating income through the safe and effective use of the Product in compliance with all applicable Laws. The Licensee shall twice a year provide the Licensors with Development progress updates and, when requested by either of the Licensees, provide other material information relating to the Licensee's progress in Development and the eventual marketing of the Product.

2. Consideration

2.1. License Fee. In consideration for the Licensors' grants to the Licensee of the right to sell, market, and distribute Product, all pursuant to Section 1.1, the Licensors shall receive from the Licensee a one time non-refundable and non-creditable license fee of [redacted] U.S. Dollars ([redacted]) within seven (7) days of the Effective Date. Such License Fee shall be net of any taxes that might be payable in Japan or Australia to the Licensors.

2.2. Milestones. The Licensee will make the following payments to the Licensors in US Dollars upon the occurrence of the listed event in the Territory for each Product:

Event	Payment
Submission of IND	
Initiation of Phase II clinical trials (or equivalent)	
Initiation of Phase III clinical trials (or equivalent pivotal trial)	
Approval of an NDA (or equivalent)	
Launch of Licensed Product	
Date on which Net Sales of the Licensed Product exceed USD $_____ million in any 12-month period	
Date on which Net Sales of the Licensed Product exceed USD $_____million in any 12-month period	

2.3. Royalties. In consideration for the license granted under Section 2.1, the Licensee shall pay in U.S. dollars to the Licensors during the Term a royalty in each country in the Territory comprising XX percent (XX%) of Net Sales until this Agreement expires in accordance with its terms. In consideration for the license granted under Section 1.2, the Licensee shall pay in U.S. dollars to the Licensors after the expiration of the last Licensed Patent a royalty in each country in the Territory comprising XX percent (XX%) of Net Sales.

3. Development of the Products

3.1. Establishment and Membership of The Product Development Committee.

3.1.1. Upon execution of the License Agreement with the Licensee, the Licensors and Licensee shall establish a Product Development Committee (the "PDC") to provide oversight of the Development, and implementation of the Development Plan which is outlined in Appendix and which, when agreed upon and executed by representatives of the Licensors and Licensee, shall become a part of this Agreement.

3.1.2. The PDC shall be formed by the Licensee(s) and will allow for at least one voting representative of Biota and Sankyo, each at their respective option. The PDC formed under this Agreement shall cooperate with any PDC formed under other license agreements with other licensees relating to the Products in order to ensure maximum coordination in the development of the Products on a worldwide basis.

3.2. Duties of the PDC

3.2.1. The PDC shall provide oversight and governance of the Development Plan and monitor, manage and administer, as required, the Licensee Development of the Products. In general, the PDC will be responsible for project management.

3.2.1.1. Project management. The PDC shall (i) approve specific tasks, activities, resources, and expenditures under the Development Plan; (ii) establish objectives and milestones, and determine when and if objectives and milestones are met; and (iii) review progress made under the Development Plan and implement necessary changes to the Development Plan. It is the intention of the Parties that the PDC will review and discuss research plans, the design of studies, study protocols, selection of sites for preclinical and other Development studies, and other such matters that the Parties may deem necessary for the Development of the Products by the Licensees.

3.2.1.2. The PDC shall discuss regulatory strategy and the preparation, filing and prosecution of applications for Marketing Approvals and other regulatory issues.

<u>3.3. Meetings and Decisions of the PDC</u>

3.3.1. Meetings. Unless otherwise determined by the PDC, the PDC shall meet at least twice per year alternately at locations to be determined through negotiations between parties whose representatives participate in the PDC. At other times, the location or manner of the meeting (e.g., telephone conferences) will be determined by the PDC. Costs for representatives of the Parties to attend PDC meetings will be for each Party's account.

3.3.2. Decisions. All actions and decisions reserved for the PDC under Section 3.2 will require the unanimous consent of all of its voting members. If the PDC fails to reach unanimous agreement, the Parties shall attempt in good faith to reach an agreement on the unresolved matter within twenty (20) days, but if the issue cannot be resolved through good faith discussions, then the Licensee will have the right to make the final decision.

<u>3.4. PDC Reporting and Information Sharing</u>

3.4.1. Following each twice yearly meeting of the PDC, a representative of the PDC jointly appointed by its members shall prepare and deliver to all Parties a written report recording the issues, decisions, conclusions, recommendations and other actions taken by the PDC, as well as the general status of the Development Plan at that time. Any

exceptions or dissents from the report may be noted in writing by the dissenting Party.

3.4.2. The Parties shall nominate one person in each of their organizations to act as primary recipient for said written reports.

3.4.3. Except for confidential business information, the Parties agree to share with the PDC all clinical and regulatory data available to them from their Clinical Development activities that could assist the PDC in carrying out its responsibilities.

3.5. Development Phase

3.5.1. Development Expenses. All direct and indirect costs and expenses associated with Development of the Product will be borne by the Licensee.

3.5.2. Development Candidates. The Parties hereby agree that Sankyo's R-118958 shall be the Lead Compound and is nominated as the first Development Candidate. Biota's compound referenced as BTA938 shall be the back up Lead Compound.

3.5.3. The Development Candidate shall progress promptly into Development in accordance with the Development Plan.

3.5.4. If the first or a subsequent Development Candidate is not commercially viable as determined by the PDC, the PDC shall select the back up Lead Compound. If the back up Lead Compound is not commercially viable as determined by the PDC then the PDC may select another Lead Compound from Appendix [redacted] as a Development Candidate.

3.5.5. Due to the cost associated with Development, it is the intent of the Licensors that only one Lead Compound will be developed at a time. Notwithstanding the foregoing, the PDC may determine that more than one Development Candidate may progress into Development at any one time.

3.5.6. The Licensee shall ensure the integrity, quality and security of all Information; any technical, regulatory and clinical data, generated under the Development Plan, including any laboratory notes, technical data or specifications, test results, and any other relevant information or materials arising from the conduct of the Development Plan.

3.5.7. Clinical Trial Management: The Licensee shall prepare suitable applications for

approval or consent of commencement clinical trials, management of trials, handle reporting, analysis and all other aspects of the trial being conducted by it or on its behalf.

3.6. API Manufacturing Development Costs

3.6.1. All direct and indirect costs and/or third party charges associated with API Manufacturing Development shall be borne by the Licensee or its designee.

3.7. Regulatory Matters

3.7.1. The Licensee shall be responsible at its sole expense for filing, prosecuting, and obtaining Marketing Approvals in each country in the Territory. Subject to the provisions of this Agreement, the Licensors will use commercially reasonable efforts and reasonable scientific judgment to assist in preparing documents for obtaining Marketing Approval from a Regulatory Authority for each country in the Territory. The Licensors will, if required by a Regulatory Authority, provide certain information concerning the Manufacture of LANI Compound and/or Product directly to such Regulatory Authority to facilitate the Licensee's application for Marketing Approvals. If a Regulatory Authority requests that the Licensee conduct additional developmental activities to obtain Marketing Approval, the Licensee shall, after consultation with Licensors, conduct such additional developmental activities at its own expense. In each country in the Licensee Territory, the Licensee shall keep the Licensors reasonably informed as to the regulatory status of Marketing Approval. In addition, Licensee may, at its own expense, conduct developmental activities for promotional and marketing purposes upon securing the prior written consent of Licensors after obtaining Marketing Approval. The Licensee shall inform the Licensors of the First Commercial Sale of the Product by the Licensee in each country or region in the Territory within seven (7) days thereof. The Licensee shall promptly inform the Parties with respect to any regulatory action taken or notification regarding the Products either during the approval process or marketing of the Products in the Territory.

3.7.2. Regulatory Communications. Each Party agrees to provide the others with all reasonable assistance and take all actions reasonably requested by the others that are necessary or desirable to enable the others to comply with any Laws applicable to the Product, including, without limitation, to meet reporting and other obligations to

(i) maintain and update the Marketing Approval and any filings under Section 3.7.1;

(ii) submit adverse event reports to the appropriate Regulatory Authorities as

required to fulfill obligations under Laws; and

(iii) submit or file promotional materials with Regulatory Authorities, as appropriate.

4. Commercialization

4.1. Commercialization Committees. The Parties agree that they may form Co-Promotion Committees as necessary to coordinate the Co-Promotion of the Product in any applicable country in the Territory. Such committees, if formed by the Parties will allow for at least one voting representative from each of Biota and Sankyo, each at their respective option. Attendance of members at meetings shall be at the respective expense of the participating parties appointing such members.

4.1.1. Decisions of Commercialization Committees. All actions and decisions reserved for the Co-Promotion Committees will require the unanimous consent of all of its voting members. If the committee fails to reach unanimous agreement, the Parties shall attempt in good faith to reach an agreement on the unresolved matter within thirty (30) days, but if the issue cannot be resolved through good faith discussions, then the matter shall be referred to the executives of the representatives of those Parties unable to reach unanimity with authority to settle the matter within thirty (30) days. If the matter is not resolved within the thirty (30) day period following submission of the matter to those executives, then the Licensee will have the right to make the final decision.

4.2 Record Keeping; Reporting and Audit. The Licensee will provide Biota and Sankyo with quarterly reports of the Net Sales of the Products by the Licensee or its Affiliates in the Territory should Biota and/or Sankyo Co-Market or Co-Promote Products. The Licensee shall keep and complete records of costs associated with marketing and distribution costs, and expenses incurred for sale of the Product within the Territory should Biota and/or Sankyo Co-Promote Products. Such records shall be retained by the Licensee and shall be made available for inspection, review and audit, at any time within normal business hours during the applicable calendar year and for two (2) years thereafter, at the request and expense of the Licensors, by an independent certified public accountant appointed by the Licensors for the sole purpose of verifying the Licensee's accounting reports and payments made or to be made pursuant to this Agreement. Such accountants shall not reveal to the Licensors the details of its review, except for such information as is required to be disclosed under this Agreement. This right to audit shall remain in effect

throughout the life of this Agreement and for a period of two (2) years after the Term. If an error in favor of the Licensors of more than five percent (5%) is discovered, then the Licensees shall pay the audit expenses that discovered such error. The Parties shall settle all differences hereunder within thirty (30) days of notification.

4.3. The United States. Sankyo and Biota retain the right to designate a third party (including, without limitation, Sankyo, Biota or one of their Affiliates) to Co-Market the Product in the United States with the Licensee and/or terminate the license to the Licensee, if the Licensee does not meet reasonable annual minimum sales as agreed in writing within the six (6) months of the Product launch by the Parties for that country.

4.4 Other Markets. In all other countries where Sankyo and Biota have granted an exclusive license to the Licensee, Sankyo and Biota shall retain the right to terminate the Licensee and/or grant additional licenses to a third party (including, without limitation, Sankyo, Biota or one of their Affiliates), if the Licensee does not achieve reasonable annual minimum sales as agreed in writing within the six (6) months of the Product launch by the Parties for that country.

4.5 Non-Compete. During the term of this Agreement, unless otherwise agreed between the Parties, each Party agrees that neither for itself or through its Affiliates will it develop, Commercialize, or otherwise handle or deal with, directly or indirectly, or to enter into any collaboration, license or development agreement or any other arrangement with any party other than the other Parties to develop, Commercialize, or otherwise handle or deal with any Competitive Product in any country. The restrictions in this Section 4.5 shall not apply to Products already Manufactured, distributed, sold, bought or otherwise dealt with by each Party or its Affiliates as of the Effective Date.

5. Payments; Records and Reports

5.1. Royalty Reports

5.1.1. Frequency of Royalty Reports. Within sixty (60) days of the end of each calendar quarter after the First Commercial Sale of the Product by the Licensee in the Territory, the Licensee shall deliver to the Licensors a royalty report containing information concerning the immediately preceding calendar quarter. Each royalty report delivered by the Licensee to the Licensors shall contain at least the following information, denominated in local currency and US dollars as calculated for each applicable country in accordance

with the exchange rate published in the New York edition of the Wall Street Journal on the last day of the calendar quarter for which such payment accrues:

(i) Net Sales for the applicable calendar quarter in each country;

(ii) Amount of royalty earned for each country, and in total for the period;

(iii) Amount of withholding taxes, if any, required by Laws to be deducted in respect of such royalties; *provided, however, that* the Licensee will take reasonable action to minimize any such withholding tax in each country.

5.1.2. The Parties agree to furnish reports, in a form to be agreed upon, showing, among other things, (i) the gross sales and Net Sales of each Product sold and the royalties that have accrued hereunder with respect thereto and (ii) the amount of withholding taxes on the royalty payments.

5.1.3. The Parties shall keep proper books of account with reference to their respective sales of any Product under this Agreement and with reference to any sales by Licensees which are reported to the Parties. When requested by the other Party, such books of account shall be made available at reasonable times for audit by the other Party or its agents (including the right to inspect, copy, and make abstracts therefrom), solely for the purpose of verifying the royalties due or paid, or for determining compliance with other provisions of this Agreement. Any expense incurred by a Party conducting such audit shall be borne by said Party unless discrepancies attributable to the audited Party exceeding the cost of the audit are found, in which case the costs of the audit shall be reimbursed by the other Party.

5.1.4. The Party owing the royalty (the "Payor") shall permit its books of account or records of sale to be inspected at any reasonable time during normal business hours by a representative of the other Party (the "Payee") solely for the purpose of verifying the amounts due hereunder.

<u>5.2. Method of Payment</u>

5.2.1. All payments under this Agreement shall be made payable in U.S. dollars and shall be by appropriate electronic funds transfer in immediately available funds to such bank accountant as the Payee shall designate and on a date no later than when royalty reports are due under Section 5.1.1 above. Each payment shall reference this Agreement and identify the obligation under this Agreement that the payment is to satisfy. Any and all expenses for such payment incurred by the Payee shall be borne by the Payee.

5.2.2. Any payments due under this Agreement that are not paid on or before the date such payments are due shall bear interest, at the lower of one percentage point above the Prime Rate of interest as reported in the New York edition of the Wall Street Journal on the date the payment is due or the maximum allowed by law, compounded monthly until such payment is made.

5.2.3. Any taxes or similar charges levied or assessed in a territory on the Payee on the royalty payments shall be borne by Payor. However, Payor has the right to deduct from the royalty payments such income taxes or charges paid thereon for which Payee is entitled to receive a credit under income tax laws in effect as of the time payment is made. In these cases, Payor will promptly provide Payee with an original receipt for such tax payments (or a certified copy, if the original is not available). Payor's failure to provide Payee with such documentation as Payee determines is acceptable for tax purposes shall preclude Payor from deducting such taxes or charges from the gross royalty otherwise due.

5.2.4. Payee may require such other account statements or reports from Payor as may be reasonable.

6. Trademarks

6.1. To the extent commercially reasonable and appropriate, a single Trademark worldwide to be selected by the Licensee and approved in writing by the Licensors shall be used for each Product in all countries in the Territory, provided that Licensee shall cooperate with Licensors and other licensees relating to the Products in order to select said single Trademark for use on a worldwide basis. If the Trademark is not available in or inappropriate for the Territory, the Licensee shall propose an alternate Trademark to be approved in writing by the Licensors, such approval not to be unreasonably withheld. Each Trademark may be used by a Party only in connection with the applicable Product and shall not be used by any Party on, or in connection with, any other product. The Licensee shall own each Trademark used to promote Products in the Licensee's Territory and shall be responsible for searching, clearing, filing, prosecuting and maintaining, and all reasonable steps necessary in defending, each Product Trademark. In the case of countries in which the Licensors and Licensees Co-Market and/or Co-Promote Products, Sankyo and/or Biota, at their discretion, shall have the right to select and register

additional trademarks for use with the Product.

6.2. Until the last-to-expire Patent on a country-by-country basis within the Territory expires, Licensee shall hereby grant to the Licensors under the Trademark owned by the Licensee, an exclusive license, fully paid up, perpetual, royalty free, with the right to grant sublicenses, to make, use, sell, offer for sale and import the Product in any countries which said Trademark is registered outside the Territory. Upon any termination of this Agreement or expiration of the last-to-expire Patent on a country-by-country basis within the Territory , the Licensee shall, at the request of the Licensors, return all rights to and cooperate in transferring registrations of all Trademarks to the Licensors. Any and all costs and expenses necessary to transfer registrations of all Trademarks shall be borne by the Licensee.

7.Ownership and Treatment of Inventions

7.1 Ownership of Inventions

7.1.1. The Information and Inventions, and the right to file patent applications and the patents regarding the LANI Compounds or Products generated by the Licensors after the Effective Date (collectively, the "Licensor's Intellectual Properties") shall be owned by the Licensors.

7.1.2. The Information and Inventions, and the right to file patent applications and the patents regarding the LANI Compounds or Products generated by the Licensee after the Effective Date (collectively, the "Licensee's Intellectual Properties") shall be owned by the Licensee. Each of the Licensor's shall have an equal, undivided perpetual, paid up royalty free right to use Licensee's Intellectual Properties.

7.1.3. In the case of Inventions owned jointly by at least one employee of Biota or Sankyo and one employee of the Licensee ("Joint Inventions"), the Parties shall agree on whether or not to secure patent protection and which Party shall bear the primary responsibility for preparing, filing, prosecuting the Patents resulting therefrom. The Parties shall equally share all expenses related thereto. Each Party shall promptly render all necessary assistance reasonably requested by the other Party in applying for and prosecuting the patent applications. If any Party does not elect to participate in the expense of filing for such Joint Inventions, the other Party or Parties may do so at its own expense, excluding the declining Party from ownership.

7.2. Maintenance of Patents

7.2.1. Each Party shall, at its own expense, diligently take all steps necessary to maintain its own Patents, in full force and effect, including but not limited to a duty to diligently file and pursue any reissues and re-examinations, if applicable. If any Party elects not to maintain any of its own Patents, it shall promptly notify the others of that election and shall, at the other Parties request, assign to the other Parties all right, title and interest in and to such Patents of the assigning Party. In such case, the other Parties shall bear the cost and responsibility for the maintenance of such Patents and the assigning Party shall render all necessary assistance reasonably requested by the other Parties in maintaining such Patents.

7.2.2. In the event that Joint Inventions are registered, the Party who bears the primary responsibility for preparing, filing, prosecuting such Joint Inventions shall bear the primary responsibility for performing the obligation to maintain registered Patents resulting from such Joint Inventions ("Joint Patents") as set forth in Section 7.2.1. Each Party shall promptly render all necessary assistance reasonably requested by the other Parties in performing such obligation. Any and all costs and expenses reasonably necessary and useful to perform such obligation on any and all Joint Patents shall be borne by all Parties equally.

7.2.3. Notwithstanding the provision of Section 7.2.1, each Party shall be relieved from its obligation to maintain its own Patents stipulated by Section 7.2.1, in the event that the Licensors determine that any Products related to such Patents will not undergo Development or be Commercialized as a Development Candidate.

7.2.4. The Parties agree to cooperate to obtain, to the fullest extent allowed by Laws, an extension of exclusivity beyond the full term expiry date of any Patents subject to this Agreement which the Parties mutually agree may maximize commercial return of Products. The Parties shall provide all relevant patent information to the Regulatory Authority or other applicable agency as required by Laws.

7.3. Patent Infringement

7.3.1. In the event that the Licensee is charged with the infringement of a patent or other intellectual properties, including but not limited to utility model, design or trademark owned by any third party or receives any filing of any claim or suit by any third party

related to the Products because of any of the activities necessary to the performance of its obligations under this Agreement, the Licensee shall notify the other Parties fully and promptly in writing upon receipt of any knowledge or notice of the charge of infringement, specifying its nature and by whom it was raised. The Licensors shall in good faith offer the Licensee reasonable cooperation so that the Licensee may handle such claim or suit at its own expense and for its own account. The Licensee shall prosecute and control such claim or suit and periodically inform the other Parties of its intended course of action and shall provide the other Parties with the opportunity to comment on significant actions or elements of its course of action. The Licensee may not settle any such claim or suit without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed, except as provided hereafter. Any costs and expenses, including reasonable attorneys' fees, incurred by the Licensee in defending against such claim or suit shall be borne by the Licensee. Either Licensor shall have the option to take over the action at its discretion and its own expense, provided, however, that failure by the Licensee to diligently defend the action shall not relieve Licensee of responsibility for the expense of the action.

7.3.2. Infringement by Third Parties. In the event that any Party becomes aware that the Patents or other intellectual property, including but not limited to utility model, design or trademark (collectively, "Intellectual Properties" in this Section) are threatened to be infringed or disputed by any third party, such Party shall notify the other Parties fully and promptly in writing, specifying the nature of the threat and by whom they are threatened to be infringed or disputed. The Licensors shall in good faith offer the Licensee reasonable cooperation so that the Licensee may handle such claim or suit at its own expense and for its own account. The Licensee shall prosecute and control such claim or suit and periodically inform the other Parties of its intended course of action and shall provide the other Parties with the opportunity to comment on significant actions or elements of its course of action. The Licensee may not settle any such claim or suit without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed, except as provided hereafter. Any costs and expenses, including reasonable attorneys' fees, incurred by the Licensee in defending against such claim or suit shall be borne by the Licensee. If the Licensee does not exercise its right to control the conduct of defense of any such action in response to any such claim within XX (XX) days of becoming aware of or being notified of such infringement, then the Party owning or controlling such Intellectual Property shall have the right, but not the obligation, to bring such action.

8. Representations, Warranties, and Covenants

8.1. Mutual Representations, Warranties, and Covenants. Each of the Licensors and the Licensee each hereby represents, warrants, covenants acknowledges and agrees that the other is relying, and is entitled to rely, on the following representations, warranties, and covenants:

(a) Each Party has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement has been duly and validly authorized and approved by proper corporate action on the part of such Party. Each Party has taken all other action required to be taken by such Party under the Laws, its certificate of incorporation, by-laws or any agreement to which it is a party with respect to the execution, delivery and performance of this Agreement. Assuming due authorization, execution and delivery on the part of a Party, this Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as the enforceability thereof may be limited by applicable Laws or by bankruptcy, insolvency, reorganization or other similar Laws of general application relating to creditors' rights; and

(b) To the best of its knowledge as of the Effective Date, the execution and delivery of this Agreement by a Party and the performance by such Party contemplated hereunder shall not violate any Laws or any order of a court or a Regulatory Authority; and

(c) To the best of its knowledge as of the Effective Date, neither the execution and delivery of this Agreement nor the performance hereof by a Party requires such Party to obtain any permits, authorizations or consents from any governmental authority other than a Regulatory Authority or from any other person; and

(d) During the Term, each Party shall fulfill its obligations under this Agreement, in accordance with the terms of this Agreement and all applicable Laws; and

(e) During the Term, each Party shall retain and maintain compliance with all necessary government authorizations and permits necessary to Manufacture and supply the Product and to otherwise perform each Party's obligations under this

Agreement; and

(f) All of a Party's employees, officers and consultants participating in the performance of this Agreement are, to the extent permitted under applicable Laws, under obligations (i) to assign to such Party all Inventions made during the course of and as a result of their association with such Party, and (ii) to maintain as confidential the Confidential Information received from or on behalf of the other Party; and

(g) Each Party shall not knowingly employ any employee in performing the services hereunder who has been debarred or disqualified by a Regulatory Authority or any governmental agency.

8.2. Licensors' Representations, Warranties, and Covenants. Each Licensor for itself, hereby represents, warrants, covenants acknowledges and agrees that the Licensee is entitled to rely, on the following representations, warranties, and covenants:

(a) The execution, delivery and performance of this Agreement by each of the Licensors shall not result in the breach of or give rise to any termination of any agreement or contract relating to the Product to which each of the Licensors is a party; and

(b) To the best of each of the Licensor's knowledge, as of the Effective Date, the activities of the Licensee contemplated hereunder does not infringe any patent rights or any other proprietary rights of any third party; and

(c) As of and prior to the Effective Date, neither of the Licensors has granted to any third party a license under any Patent or Information owed or Controlled by each of the Licensors to make, use, sell, offer to sell, and/or import Product in the Licensee's Territory; and

(d) The Licensed Patents are duly and validly registered or applied for in the countries in the Licensee Territory with respect to each Licensed Patent and each Licensor agrees to continue to use commercially reasonable efforts to obtain and maintain the registrations of the Licensed Patents in full force and effect during the Term hereof at their sole cost and expense, taking into account the amount of revenues received from such Licensed Patents on a country-by-country basis.

8.3. No Other Warranty EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER LICENSOR MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THIS AGREEMENT. THE LICENSE IS PROVIDED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WARRANTY AS TO THE ENFORCEABILITY OR SCOPE OF ANY LICENSED PATENT IN THE FIELD, OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. LICENSORS MAKE NO REPRESENTATION OR WARRANTY THAT LICENSEE'S ACTIVITIES UNDER THE LICENSE WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT OF A THIRD PARTY. LICENSOR WILL NOT BE LIABLE FOR SUCH INFRINGEMENT, OR AN ALLEGATION THEREOF, NOR SHALL THE SAME BE AN EXCUSE FOR NONPERFORMANCE OF THE LICENSEE'S OBLIGATIONS HEREUNDER. THE LICENSORS ASSUME NO RESPONSIBILITIES OR LIABILITIES TOWARDS THE LICENSEE OR THIRD PARTIES WITH RESPECT TO THE RESEARCH, DEVELOPMENT, MANUFACTURE, USE, SALE OR DISPOSITION OF LICENSED PRODUCT IN THE FIELD. THE ENTIRE RISK AS TO LICENSED PRODUCT IN THE FIELD IS ASSUMED BY LICENSEE.

8.4. Limitation of Liability. SUBJECT TO ARTICLE XIII (13), NO PARTY SHALL BE ENTITLED TO RECOVER FROM ANOTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER, UNLESS SUCH DAMAGES ARE INFLICTED AS A RESULT OF THE NEGLIGENCE OR WRONGDOING OF THE OTHER PARTY.

8.5. Survival of Limitation of Liability. Sections 8.3 and 8.4 shall survive any termination or expiration of this Agreement.

9. Term and Termination

9.1. Term

9.1.1. The Agreement will commence on the Effective Date and, unless earlier terminated as provided for hereunder, continue until the expiration of the last-to-expire Patent within the Territory owned or Controlled by either or both of the Licensors

claiming the Manufacture, use, importation or sale of the Products on a country-by-country basis, and thereafter shall automatically be renewed each year for one (1) year periods unless either party gives at least six (6) months written notice of termination of this Agreement to the other before the expiration of the term of this Agreement. While this Agreement remains in force, the Licensee shall continue to have the right to use the Information owned by Licensors.

9.2. Earlier termination

9.2.1. Either the Licensors or the Licensee may, without prejudice to any other remedies available to it at law or in equity, terminate the Agreement on a country by country basis prior to the end of the term, by giving the other sixty (60) days written notice ("Notice Period") upon occurrence of any of the following events:

9.2.1.1. "Material breach" defined as the default of any material obligation hereunder by either the Licensor or the Licensee, which has not been remedied within sixty (60) days after one Party sends written notice detailing the substance of the default to the defaulting Party, or

9.2.1.2. "Insolvency" meaning the insolvency, bankruptcy, dissolution or liquidation of the other Party, where such Party is subject to the filing or consents to the filing of a petition under any bankruptcy or insolvency law or has any such petition filed against it which has not been dismissed within ninety (90) days of such filing, appointment of a trustee, administrator, or receiver for all or substantially all of the assets of such Party, or assignment of the assets of such Party for the benefit of creditors, or attachment or expropriation of the business or assets of such Party, or

9.2.1.3. "Unresolved Differences" meaning that despite the commercially reasonable efforts of the Parties, the Parties are unable to resolve disputes as provided herein.

9.2.1.4 "Development neglect" meaning that the Licensee ceases Development of the Product for more than six (6) consecutive months for reasons within its control until any Regulatory Authority grants Marketing Approval for the Product to the Licensee in the Territory.

9.2.1.5 "Marketing Failure" meaning that the Product may not be sold as a result of a recall or market withdrawal and such inability to sell the Product continues for a period of

twelve (12) months, provided, however, that if the Marketing Failure is applicable to a certain Territory, the termination shall only apply to that Territory and shall not affect the Agreement in other Territories.

9.2.1.6. The right of a Party to terminate this Agreement as provided in this Section 9.2 shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

9.3. Rights on termination

9.3.1. If either Party terminates this Agreement pursuant to Section 9.2, in those countries where such termination takes effect:

(a) all rights to the LANI Compounds and all relevant Patents including the Licensor's Intellectual Properties, Trademarks, licenses and other rights granted or assigned to either Party at any time under this Agreement (collectively, "Rights") shall revert to the Licensors; and

(b) if this Agreement is terminated by the Licensors, the Licensors shall negotiate in good faith a mechanism to allow the Licensee, should it so wish, to continue to Develop, Manufacture, file for Marketing Approval, use, sell, offer for sale the Product in such country.

9.3.1.1. Without prejudice to any exclusive license granted herein, a Party that grants a license to a third party under a Joint Invention shall obtain the prior written consent of the other Party to such a license, such consent not to be unreasonably withheld or delayed.

9.3.2. The provisions of Section 9.3.1 and this Section 9.3.2 shall survive the termination for any reason of this Agreement. Except as specifically provided in this Agreement, neither Party shall be liable to the other based on, or as a result of, the termination of this Agreement as provided herein, whether in loss of good will, anticipated profits or otherwise.

10. Confidentiality

10.1. During the term of this Agreement and for a period of seven (7) years thereafter, each Party (a) shall hold the Technology, the Information and any marketing and other confidential information, whether in written, oral, visual, or machine readable form disclosed by either Party to the other under this Agreement (the "Confidential Information") and the Substances supplied by either Party to the other under this Agreement in confidence with the same degree of care it maintains the confidentiality of its own Confidential Information and Substances, (b) shall not disclose such Confidential Information and make Substances available to any third party without the prior written consent of the disclosing Party, and (c) shall not use such Confidential Information and Substances other than for exercising its rights and/or performance of its obligation under this Agreement except for any information which is evidenced that:

(i) was in the receiving party's possession at the time of disclosure,

(ii) was publicly known at the time of such disclosure,

(iii) becomes publicly known through no default of the receiving party,

(iv) was obtained legally by the receiving Party from a duly authorized third party, or

(v) was independently discovered without the aid or application of the information received.

10.2. Each Party may disclose the Confidential Information and make the Substances available only to those of its employees, contractors, and agents who have a need to know such Confidential Information and the Substances to implement the terms of this Agreement. The Parties agree to take reasonable precautions to preserve the confidential, proprietary or secret status of the Confidential Information and Substances and shall require that each of their respective employees, contractors, and agents understand and agree in writing to treat and to hold such Confidential Information and Substances in confidence consistent with the provisions herein.

10.3. Within thirty (30) days of the date of termination of this Agreement for any reason, the Parties shall provide each other with written notice specifying that through reasonable care and to the best of its knowledge: (a) all Confidential Information embodied in whole or in part in documents, materials, things, and copies thereof have been destroyed or returned to the other Party, (b) the originals and all copies of any machine-readable documentation containing any portion of the Confidential Information have been destroyed or returned to the other Party, (c) all remaining Substances supplied by the either Party have been returned to the other Party or destroyed, unless otherwise agreed in

writing between the Parties, and (d) all use of the Substances by the returning Party has ceased.

10.4. No Party may issue any press release, publication, or any other public announcement relating to this Agreement, the LANI Compounds or the Product without obtaining the other Parties' prior written approval, which approval shall not be unreasonably withheld or delayed. The Parties shall in good faith prepare mutually acceptable announcements prior to such release, publication or announcement. Notwithstanding any of the foregoing, each Party may use the substance of previously approved public announcements and the substance of other public announcements of the other Party without prior notice.

11. Liability and Indemnity

11.1. The Licensors shall indemnify, defend and hold harmless the Licensee, its employees, agents, officers, directors, permitted licensees, successors and permitted assigns (collectively, the "Licensee Indemnified Parties"), from and against any and all costs, liabilities, judgments, obligations, losses, expenses and damages (including reasonable attorneys' fees and expenses) of whatsoever kind or nature (collectively, "Losses") incurred by or imposed upon any Licensee Indemnified Party as a result of any claims, actions, suits or proceedings (collectively, "Claims") arising out of or related to, in any way, the licensing, Development, Manufacture, marketing, promotion, importation, sale or other use (collectively, "Use") of the Product in any country by the Licensor pursuant to this Agreement or otherwise, regardless of whether such Claims or Losses are based upon theories of contract, tort, product liability, strict liability, infringement of any patent, trademark, trade name, logo, service mark, trade dress, trade secret, or any other legal or equitable theory; provided, however, that the Licensee shall indemnify the Licensors for Losses proven to have been caused solely from an act or omission by Licensee.

11.2 The Licensee shall indemnify, defend and hold harmless each of the Licensors, and each of their employees, agents, officers, directors, permitted licensees, successors and permitted assigns (collectively, the "Licensor Indemnified Parties"), from and against any and all costs, liabilities, judgments, obligations, losses, expenses and damages (including reasonable attorneys' fees and expenses) of whatsoever kind or nature (collectively, "Losses") incurred by or imposed upon any Licensor Indemnified Party as a result of any

claims, actions, suits or proceedings (collectively, "Claims") arising out of or related to, in any way, the licensing, Development, Manufacture, marketing, promotion, importation, sale or other use (collectively, "Use") of the Product in any country by the Licensee pursuant to this Agreement or otherwise, regardless of whether such Claims or Losses are based upon theories of contract, tort, product liability, strict liability, infringement of any patent, trademark, trade name, logo, service mark, trade dress, trade secret, or any other legal or equitable theory; provided, however, that the Licensors shall indemnify Licensee for Losses proven to have been caused solely from an act or omission by the Licensors.

11.3. Each Party shall give prompt written notice to the other of any Claim asserted against such Party (in such capacity, the "Notifying Party") arising from or relating to the Product, regardless of whether the Notifying Party is entitled to seek indemnification from the other Party pursuant to either Section 11.1 or 11.2. The Parties shall, subject to the execution of an appropriate non-disclosure agreement, reasonably consult with, and share information with, each other regarding such Claim and shall reasonably cooperate and assist each other in the event that the Notifying Party wishes to pursue any claim against any third party in connection therewith, in each case at the sole cost and expense of the Notifying Party. Each sublicense agreement entered into by a Party relating to any Product in accordance herewith shall contain a provision substantially similar to that set forth in this Section 11.3.

11.4. SUBJECT TO ARTICLE XIII (13), NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER, UNLESS SUCH DAMAGES ARE INFLICTED AS A RESULT OF THE NEGLIGENCE OR WRONGDOING OF THE OTHER PARTY.

12. Amendment

12.1. Except as otherwise provided in this Section, all amendments to this agreement must be in writing and signed by authorized representatives of both parties.

13. Governing Law and Jurisdiction

13.1. Any claim, dispute or controversy of whatever nature arising out of or relating to this Agreement, including without limitation, any action based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement shall be construed in accordance with the laws of New York without regard to its conflict of law principles.

The Parties shall first negotiate in good faith to resolve any disputes which arise under this Agreement, but failing amicable solution, all unresolved disputes shall, at the request of either Party, be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with said Rules. The venue of the Arbitration shall be New York. The language of the arbitration shall be English.

14. Force Majeure

14.1. Neither Party hereto shall be liable for any failure or delay in performance of this agreement occasioned in whole or in part by acts of God, strike, lock-out, fire, earthquake, epidemic, inability to obtain materials or shipping space, breakdown, delay of carrier or regulation of any government or any other cause beyond its control, provided that said Party has exercised due and reasonable care and its best efforts to avoid any of the above-mentioned events.

15. Notices

15.1. Any notice or report pursuant to this Agreement shall be deemed duly given if delivered personally, sent by airmail, international recognized courier service, electronic mail (provided such electronic mail is followed by facsimile confirmation in accordance with this Section 15.1) or facsimile addressed to the other Party at the addressee facsimile number set forth below, or to such other address or facsimile number as shall have theretofore been furnished by one Party to the other in accordance with this Section, and shall be deemed to have been given when sent.

If to Sankyo: Sankyo Company, Limited
3-5-1 Nihonbashi-Honcho, Chuo-ku,
Tokyo 103-8426, Japan
Attention: Director, Licensing Department
Fax: +81-3-5255-7086
Telephone: +81-3-5255-7084
e-mail: moriaki@hq.sankyo.co.jp

If to Biota: ______________
____
____
Attention:
Fax:
e-mail:

If to Licensee: ______________
____
____
Attention:
Fax:
e-mail:

16. Assignment of Rights and Obligations

16.1. Either Party may assign all or any part of this Agreement to any Affiliate. In all other respects, neither Party shall voluntarily or by operation of law assign, hypothecate, give, transfer, mortgage, sublet, license, or otherwise transfer or encumber all or part of its rights, duties, or other interests in this Agreement or the proceeds thereof (collectively, "Assignment") in whole or in part to any third party without prior written consent of the other, provided, however that the Licensors may assign this Agreement in the event of an acquisition of the Licensor by a third party. In the event Licensee is acquired by a third party, either Licensor may terminate this Agreement upon reasonable notice to the other Parties. Any attempt to make an Assignment in violation of this provision shall be a material default under this Agreement and any Assignment in violation of this provision shall be null and void.

17. Entire Agreement

17.1. This Agreement, together with the Confidential Disclosure Agreement dated [redacted] and the Appendices attached hereto, set forth the entire agreement and understanding between the Parties as to the subject matter hereof, and supercedes all agreements and understandings between the parties as to the subject matter, whether oral

or in writing.

18. No Implied Waiver

18.1 No failure or delay on the part of either Party to exercise any right under this Agreement or provided for by Laws shall impair, prejudice or constitute a waiver of such right.

19. Severability.

19.1. If and to the extent that any court or tribunal of competent jurisdiction holds any of the terms, provisions or conditions of this Agreement or parts thereof, or the application hereof to any circumstances, to be illegal, invalid or unenforceable in a final non-appealable order, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (iv) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

20. No License.

20.1. Nothing in this Agreement shall be deemed to constitute the grant of any license or other right in any Party to the other Party in respect of any product, patent, trademark, confidential information, trade secret or other data or any other intellectual property of the other Party except as expressly set forth herein.

21. Headings.

21.1. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section nor to be used in construing or interpreting any of the provisions of this Agreement.

22. Appendixes

22.1. All Appendixes to this Agreement are by this reference incorporated herein and made a part of this Agreement.

23. Counterparts.

23.1. This Agreement may be executed in three or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and effective as of the date first indicated above.

BIOTA HOLDINGS LTD.	**SANKYO CO., LTD**	**Licensee**
By	By	By
Name	Name	Name
Title	Title	Title
Date	Date	Date